Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Pieris Pharmaceuticals, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan of Pieris Pharmaceuticals, Inc. of our report dated March 27, 2015, with respect to the consolidated financial statements of Pieris Pharmaceuticals, Inc. included in its Annual Report on Form 10-K, for the year ended December 31, 2014, filed with the Securities and Exchange Commission on May 27, 2015.

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

/s/ Napolitano	/s/ Berger
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

Munich, Germany

May 27, 2015